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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                             INVESCO EXCHANGE FUND

An Annual Meeting ("Meeting") of Partners of Invesco Exchange Fund (the "Fund"), formerly known as Invesco Van Kampen Exchange Fund, was held on August 2, 2013. The Meeting was held for the following purposes:

    (1)To elect eight Managing General Partners, each to serve until the next annual meeting of Partners or until a successor is elected and qualified.

    (2)To change the Fund's name to "Invesco Exchange Fund."

The results of the voting on the above matters were as follows:

                                         Votes   Votes
Matters                                   For   Withheld
-------                                  ------ --------
(1) David C. Arch....................... 90,667   3,429
    Jerry D. Choate..................... 91,380   2,716
    Linda Hutton Heagy.................. 91,380   2,716
    R. Craig Kennedy.................... 90,667   3,429
    Colin D. Meadows.................... 91,380   2,716
    Hugo F. Sonnenschein................ 90,667   3,429
    Wayne W. Whalen..................... 91,380   2,716
    Suzanne H. Woolsey.................. 46,335  47,761

                                         Votes   Votes   Withheld/   Broker
                                          For   Against Abstentions Non-Votes
                                         ------ ------- ----------- ---------
(2) To change the Fund's name to
  "Invesco Exchange Fund.".............. 75,896 15,483     2,716        1